$25,000,000                                                   September 3, 1998

                                      NOTE

For value and pursuant to a loan agreement of even date (the "Loan Agreement"), CONTRAN CORPORATION, a Delaware corporation ("Contran"), promises and agrees to pay to the order or assigns of the Bank Group, c/o U.S. BANK NATIONAL ASSOCIATION (the "Agent"), National Corporate Banking, 555 S.W. Oak Street, Portland, Oregon 97204 (or at such other address as the Bank Group may hereafter specify in writing from time to time), the principal sum of $25,000,000, or such lesser amount as Contran actually borrows from the Bank Group under the Loan Agreement and this Note, plus interest, fees, and costs, as provided for in this Note. All terms, which are not specifically defined in the Note, will have the meanings given to them in the Loan Agreement.

1. Use of Proceeds. Contran will use the money borrowed from the Bank Group under this Note only for the Allowed Uses.

2. Availability. As long as there is no event of Prospective Default and no uncured Event of Default, Contran will have the right to borrow from the Bank Group until the Expiry Date up to the amount Available.

     Contran will have the right to borrow, repay, and reborrow from time to time under the Note subject only to Availability and LTV, payment of the breakage charge in the event of prepayment of a LIBOR Advance, and Contran's ability under the Loan Agreement to unilaterally make additional reductions in the aggregate commitment of the Bank Group.

3.   Fees. Contran will pay the following fees to the Bank Group:

     a)   The Commitment Fee quarterly in arrears; and

     b)   If and when required by the Bank Group, a late payment fee equal to 5%
          of  the  amount  of  any  interest  or   principal   payment  or  cost
          reimbursement not paid within 5 days following the due date.

4. Repayment of Principal. Contran will repay without notice or demand the entire outstanding principal balance of the Note on the Expiry Date.

5. Prepayment; Breakage Charge. Contran will have the right to prepay principal at any time but will pay a breakage charge on prepayment of a LIBOR Advance. The breakage charge will include a processing fee and will be calculated by the Bank Group to enable it to recover reasonable redeployment costs and loss of income for the remainder of the Interest Period. Contran will pay the breakage charge whether the prepayment is voluntary or is paid after the Agent has accelerated the due date of this Note.

6. Interest. Before an Event of Default, interest will accrue at either the Prime Rate or, if properly selected by Contran as provided in the Loan Agreement, on LIBOR Advances (which must be in the minimum amount of $1,000,000, and in multiples of $500,000 in excess of the minimum amount) at the LIBOR for the Interest Period selected by Contran. The LIBOR is quoted by the Agent as of 8:30 a.m. each Banking Day. Once accepted, the LIBOR will be applicable for the entire Interest Period.

     Contran will pay interest on LIBOR Loans as of the end of each Interest Period and, if the 6-month Interest Period is selected, as of the end of the first 90 days in such 6-month Interest Period and will pay interest on Prime Rate Loans monthly in arrears as of the end of each calendar month. The interest payment will be due within five days following receipt from the Agent of the Note holder's billing for such interest.

     Interest will accrue at the Default Rate as of the occurrence of any Event of Default and until such Default is cured or the Note is paid in full and will be payable at such rate on a weekly basis as of the last Banking Day of each calendar week.

7. Costs. The prevailing party in the trial or appeal of any civil action or insolvency (liquidation, reorganization or receivership) claim or proceeding on any claim (including setoffs, defenses, counterclaims and third-party claims) whether arising in tort or contract) arising from or related to this Note or the Bank Group's commitment will be entitled to reasonable attorney fees in addition to its costs and disbursements.

8. Waivers. Contran waives acceptance, presentment, dishonor, notice of dishonor, and defenses and claims in recoupment and based on suretyship (such as extensions, modifications, and impairment of recourse rights) and/or impairment of Collateral.

9.   Default; Remedies. Contran will be in default under this Note if:

     a) Contran fails to make any payment of principal when due under this Note or fails to make any payment of interest, fees or costs within three Banking Days following the due date under this Note; or

     b)   Contran is otherwise in default under the Loan Agreement.

     Upon the occurrence of an Event of Default and with the consent of the Bank Group Majority, the Agent will have the right to accelerate the due date of this Note and/or to exercise all other rights and remedies specified in the Loan Documents or otherwise available at law.

10. Governing Law. The substantive provisions of Oregon law (that is, without regard for any choice of law provisions which would make the law of another jurisdiction applicable) will govern the construction and enforcement of this Note.

11. Jury Trial Waiver. On advice of counsel and in lieu of an arbitration clause normally required by the agent, each Contran Company waives trial by jury in any controversy (claim, offset, defense, counterclaim, or third-party claim whether asserted in tort or contract) arising out of or in any way related to construction, performance, and/or enforcement of this instrument.

12. Successors and Assigns. This Note will bind and inure to the benefit of the respective successors and assigns of Contran, the Contran Companies, the Agent, and the Bank Group (including its participants), but Contran will not have the right by reason of this paragraph to assign its rights or delegate its Obligations under the Note or the other Loan Documents without the Bank Group's prior written consent.

13. Guaranty/Security. Payment of this Note and performance of the Obligations are:

     a)   Unconditionally guaranteed by the Contran Companies; and

     b)   Secured  by  first   priority   security   interests  in  the  Pledged
          Securities.

14. Statutory Warning. Under Oregon law, most agreements, promises and commitments made by a financial institution after October 3, 1989, concerning loans and other credit extensions which are not for personal, family or household purposes or secured solely by the borrower's residence must be in writing, express consideration and be signed by the financial institution to be enforceable.

                                                 CONTRAN CORPORATION


                                                 By: /s/ Bobby D. O'Brien
                                                     -----------------------
                                                     Bobby D. O'Brien
                                                     Vice President

                                                 Three Lincoln Centre
                                                 5430 LBJ Freeway, Suite 1700
                                                 Dallas, Texas 75240-2697